                                   EXHIBIT C

OPTION AGREEMENT

between

SINO-JP FUND CO., LTD.

and

PACIFIC ELECTRIC WIRE & Cable Co., Ltd

relating to

7,307,948 Shares in Asia Pacific Wire & Cable Corporation Limited

[Simmons & Simmons Logo Omitted]

36th Floor Cheung Kong Center 2 Queen's Road Central Hong Kong
T (852) 2868 1131 F (852) 2810 5040 DX 009121 Central 1

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THIS Agreement is made on                          2004

BETWEEN:

(1)      SINO-JP FUND CO., LTD., (the "Purchaser"), a company incorporated in the Cayman Islands and having its registered office at PO Box 309GT,
         Ugland House, South Church Street, George Town, Grand Cayman; and

(2)      PACIFIC ELECTRIC WIRE & CABLE CO., LTD, (the "Vendor"), a company incorporated in the Republic of China and having its registered office at 26th Floor, No. 95, Section 2, Dunhua South Road, Taipei 106,
         Taiwan.

BACKGROUND:

By a share purchase agreement (the "Share Purchase Agreement") dated 10
September 2004 entered into by the Vendor, Asset Managers Co., Ltd. and others, the Vendor has agreed to sell the Sale Shares in Asia Pacific Wire & Cable
Corporation Limited (the "Company") to the Purchaser. Pursuant to the Share
Purchase Agreement, the Vendor and Purchaser shall, upon Completion of the Share
Purchase Agreement, enter into this Option Agreement.

THE PARTIES AGREE THAT:

1.       INTERPRETATION

1.1      In this Agreement, unless the context requires otherwise:-

         "First Option"            the option set out in row (1) of Schedule 1;

         "Half-yearly Guaranteed
         Return"                   has the meaning defined in Clause 5;

         "Options"                 the call options granted under Clause 2.1,
                                   including the First Option, the Second Option
                                   and the Third Option;

         "Option Dates"            the respective dates on which the Options can
                                   be completed as specified in Column (3) of
                                   Schedule 1;

         "Option Shares"           7,307,948 Shares of the Company (to be owned
                                   by and registered in the name of the
                                   Purchaser) particulars of which are set out
                                   in column (2) of Schedule 1 hereto;

         "Purchase                 Consideration" in relation to all the Option
                                   Shares US$18,861,814, calculated based on the
                                   per share price set out in Column (4) of
                                   Schedule 1;

         "Second Option"           the option set out in row (2) of Schedule 1;
                                   and

         "Third Option"            the option set out in row (3) of Schedule 1.

1.2      Unless otherwise stated or defined in this Agreement, terms and expressions used in the Share Purchase Agreement shall have the same meanings when used in this Option Agreement.

                                       1

1.3      The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4      The schedule shall have effect as if set out herein.

2.       GRANT OF OPTION

2.1      In consideration of the entering into of the Share Purchase Agreement and the granting of the Half-yearly Guaranteed Return by the Vendor to the Purchaser, the Purchaser hereby grants to the Vendor the Options to purchase the Option Shares subject to and in accordance with the terms of this Agreement.

2.2      The Option Shares shall be sold with good title thereto and free from all liens, charges and encumbrances and with all rights attached thereto as at the Option Date.

3.       EXERCISE OF OPTION

3.1      Notice to exercise ("EXERCISE NOTICE") an Option may be given on one occasion only on any day falling at least 30 Business Days prior to the relevant Option Date (or the next Business Day if such day is not a
         Business Day) in respect of all (but not part) of the Option Shares.
         The exercise of the relative Option shall be completed on the Option
         Date.

3.2      If the First Option is not exercised by an Exercise Notice on or before the day falling 30 Business Days prior to the applicable Option Date set out against it in Column 3 of Schedule 1, the First Option shall forthwith lapse automatically and shall have no further force or effect.

3.3      If the Second Option is not exercised by an Exercise Notice on or before the day falling 30 Business Days prior to the applicable Option
         Date set out against it in Column 3 of Schedule 1, the Second Option shall forthwith lapse automatically and shall have no further force or effect.

3.4      If the Third Option is not exercised by an Exercise Notice on or before the day falling 30 Business Days prior to the applicable Option Date set out against it in Column 3 of Schedule 1, the Third Option shall forthwith lapse automatically and shall have no further force or effect.

4.       COMPLETION

4.1      In the event of an exercise of one of the Options, completion shall take place at the offices of the Purchaser at the time and on the
         Option Date specified in Column 3 of Schedule 1 for such Option, when the following matters shall be transacted:-

         (A)      the Vendor shall pay or procure the payment to the Purchaser
                  (or as the Purchaser may direct in writing) of the Purchase
                  Consideration; and

         (B)      the Purchaser shall deliver to the Vendor transfers in favour of the Vendor (or as the Vendor may direct in writing)
                  together (where appropriate) with the share certificates
                  therefor.

5.       GUARANTEED RETURN

5.1      The Vendor hereby agrees and undertakes to, as from the date of
         Completion of the Share Purchase Agreement to the end of the three (3)
         calendar years thereafter (i.e. [14] September 2007), guarantee and procure a return at the annual rate of 14.5% on the amount of the
         Purchase Consideration, being a sum of US$2,734,963 for each such calendar year.

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5.2      The guaranteed return under clause 5.1 above shall be paid by the
         Vendor to the Purchaser on a half-yearly basis with a sum of
         HK$1,367,481.50 ("HALF-YEARLY GUARANTEED RETURN") payable at the end of each six (6) month period from the date of Completion of the Agreement
         (i.e. on [14] March and [14] September of each year) in immediately available funds by depositing such amount to a bank account to be designated by the Purchaser from time to time, until and unless any of the Options is exercised and completed, in which case clause 5.4 below will apply.

5.3      In the event that the Vendor fails to pay any of the Half-yearly
         Guaranteed Return due at the end of any such six (6) month period in accordance with clause 5.1 above, the number of Option Shares shall be reduced by 529,827 shares upon each time of such failure (and if such
         Half-yearly Guaranteed Return is paid only in part, the number of
         Option Shares shall be reduced on a basis pro rata to the ratio of the unpaid amount as against the amount of the Half-yearly Guaranteed
         Return).

5.4      In the event that completion of an exercise of an Option has taken place in accordance with Clause 4, the Half-yearly Guaranteed Return shall cease to accrue from the date of such Option Date on which completion takes place and the Half-yearly Guaranteed Return shall be calculated on a pro rata basis (based on the days elapsed until such
         Option Date and on a 365 day year basis). Such pro rata amount of the
         Half-yearly Guaranteed Return shall be payable by the Vendor to the
         Purchaser simultaneously with completion of the exercise of the relevant Option in a manner to be specified by the Purchaser.

6.       CONTINUING EFFECT OF THIS AGREEMENT

6.1      This Agreement shall insofar as it remains to be performed continue in full force and effect notwithstanding completion of the exercise of an
         Option.

6.2      This Agreement shall be binding on and shall enure for the benefit of the Vendor and the Purchaser and their respective successors in title
         Provided that the benefits and obligations under this Deed cannot be assigned by any party hereto without the other party's prior written consent.

7.       WHOLE AGREEMENT AND VARIATIONS

7.1      This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter.

7.2      No variation of this Agreement shall be effective unless made in writing and signed by each of the parties and/or the assignee of the
         Purchaser (or any subsequent assignee thereof if such an assignment has occurred pursuant to Clause 7 above).

7.3      Each party shall bear its own costs and expenses (including any stamp duty or other levy, if any) arising out of or in connection with the exercise and completion of the Options.

8.       NOTICES

8.1      The provisions of Clause 14.12 of the Share Purchase Agreement shall apply to this Agreement mutatis mutandis Provided that the Purchaser shall be deemed to have the same address and other details as Asset
         Managers Co., Ltd. in the Share Purchase Agreement.

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9.       LAW AND JURISDICTION

9.1      HONG KONG LAW

         This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong.

9.2      JURISDICTION

         In relation to any legal action or proceedings to enforce this
         Agreement or any matter or thing arising out of or in connection with this Agreement ("Proceedings"), each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

9.3      PROCESS AGENT

         The provisions of Clause 15.3 of the Share Purchase Agreement shall apply to this Agreement mutatis mutandis Provided that the provision regarding Asset Managers Co., Ltd. therein shall be deemed to apply to the Purchaser mutatis mutants.

IN WITNESS whereof the Agreement has been entered into the day and year first above written.

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                                   SCHEDULE 1

      (1)                  (2)                       (3)                           (4)
   OPTIONS            OPTION SHARES              OPTION DATE               PURCHASE CONSIDERATION

First Option            7,307,948        5:00 p.m., 14 September 2005     US$2.581 per Option Share

Second Option           7,307,948        5:00 p.m., 14 September 2006     US$2.581 per Option Share

Third Option            7,307,948        5:00 p.m., 14 September 2007     US$2.581 per Option Share

SIGNED by                                        )
                                                 )
                                                 )
for and on behalf of                             )
SINO-JP FUND CO., LTD.                           )
in the presence of:                              )

SIGNED by                                        )
                                                 )
                                                 )
for and on behalf of                             )
PACIFIC ELECTRIC WIRE & CABLE CO., LTD           )
in the presence of:                              )